Exhibit 10.8

LOAN MODIFICATION AND RESTRUCTURE AGREEMENT

This Loan Modification and Restructure Agreement (this “Agreement”) is made this 20th day of June, 2008 by and among ClearPoint Business Resources, Inc. (“Borrower”), a Delaware corporation, ClearPoint Resources, Inc. (“Resources”), a Delaware corporation, Allied Contract Services, LLC, a Delaware limited liability company, Mercer Ventures, Inc., a Delaware corporation, Quantum Resource Corporation, a Delaware corporation, Staffbridge, Inc., a Delaware corporation, ClearPoint Advantage, LLC, a Delaware limited liability company, ClearPoint Managed Services, LLC, a Delaware limited liability company, eMgate Solutions Group, LLC, a Delaware limited liability company, ClearPoint Workforce, LLC, a Delaware limited liability company, ASG, LLC, A Rhode Island limited liability company, ASG, LLC, a Florida limited liability company, ClearPoint HR, LLC, a Delaware limited liability company (each a “Guarantor” and collectively, “Guarantors”), and Manufacturers and Traders Trust Company (“MTB”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the lenders and financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below.

BACKGROUND

A. On or about February 23, 2007, Borrower, Administrative Agent and MTB (as the sole Lender) entered into a certain Credit Agreement (the “Credit Agreement”) and related instruments, agreements and documents. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

B. Pursuant to the Credit Agreement, and to induce Lenders to enter into the Credit Agreement and to make available to or for the benefit of Borrower and its subsidiaries the Revolving Credit Commitment and the Term Loan Commitment, pursuant to the Guaranties, each Guarantor guaranteed, as a surety, the Obligations. Subsidiaries formed or acquired subsequent to the date of Credit Agreement entered into a certain Joinder and Assumption Agreement dated as of December 31, 2007 among such Subsidiaries and Administrative Agent (the “Joinder”), pursuant to which they joined in and agreed to be bound by certain Loan Documents.

C. As collateral security for the Obligations, pursuant to the Security Documents including, without limitation, the Security Agreement, Borrower and each Guarantor granted to Administrative Agent for the benefit of the Lenders a continuing lien on and security interest in and to the Collateral.

D. Borrower and Guarantors are in default of the Obligations and the Guaranty Obligations by virtue of, among other things, their failure to comply with certain payment, financial and other covenants set forth in the Credit Agreement, the Guaranty and the other Loan Documents. Loan Parties have requested that Administrative Agent and each Lender agree to consolidate the outstanding indebtedness under the Revolving Credit Commitment and the Term Loan Commitment, compromise such indebtedness in consideration of, inter alia, the issuance of the Warrants, subordinate certain of its liens and security interests in and to the Collateral to the liens and security interests granted by Loan Parties in and to the Collateral to ComVest (as hereinafter defined) and permit the Restated Obligations to be repaid on a deferred, term basis, all under the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, with the foregoing Background deemed incorporated hereinafter by this reference and hereby made a part hereof, the parties hereto, intending to be legally bound, hereby further covenant and agree as follows:

SECTION 1. DEFINITIONS.

1.1 “Ace” means Ace Risk Management, 436 Walnut Street, Philadelphia, Pennsylvania 19106.

1.2 “Ace Letter of Credit” means that certain standby letter of credit, no. SB-910791-0001, issued by MTB for the account of Borrower in favor of Ace.

1.3 Accounting Terms. All accounting terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms in accordance with GAAP.

1.4 “Agreement Termination Events” means the events set forth in Section 5 of this Agreement.

1.5 Certificate of Deposit means that certain Certificate of Deposit issued by MTB to Borrower in the original principal amount of $1,500,000.00.

1.6 “ComVest” means ComVest Capital, LLC, a Delaware limited liability company.

1.7 “ComVest Indebtedness” means the existing and future debts, liabilities and obligations of Loan Parties to ComVest pursuant to the terms of a certain Revolving Credit and Term Loan Agreement between ComVest and Borrower and related instruments, agreements and documents (collectively, along with such Revolving Credit and Term Loan Agreement, the “ComVest Loan Documents”).

1.8 “Deferred Obligations” mean the principal sum of Three Million ($3,000,000.00) Dollars, subject to such additions and credits to such sum as set forth in this Agreement, interest thereon in accordance with this Agreement, and the other obligations in connection with this Agreement.

1.9 “Deferred Obligations Amortization Date” means the earlier to occur of (a) the first day of the calendar month following the date on which the debts, liabilities and obligations evidenced by the ComVest Loan Documents have been paid and satisfied in full with no further right to draw, and (b) January 1, 2011.

1.10 “Loan Parties” mean Borrower and Guarantors, jointly, severally and collectively.

1.11 “Pre-Closing Accounts” mean the accounts receivable of Borrower and the other Loan Parties described on Exhibit “A,” attached hereto, incorporated herein by this reference and made a part hereof, and the cash and noncash proceeds thereof.

1.12 “Restated Obligations” mean, in the absence of a Spring Back Event, the Deferred Obligations and the Loan Parties’ obligations described in Section 2.2 below.

1.13 “Spring Back Amount” means the outstanding principal balance of the Obligations, together with accrued and unpaid interest thereon, and costs and expenses reimbursable pursuant to the Credit Agreement, as of the date hereof, including, without limitation, the debt described in Section 7 of this Agreement, minus any amount received and retained by Administrative Agent pursuant to this Agreement on account of the Deferred Obligations or the Obligations.

1.14 “Tax Refunds” mean all existing and future federal and state income tax refunds due or to become due Borrower (including the amount of any credits issued in respect of such refunds) arising for any period prior to January 1, 2008, whenever paid or credited.

1.15 “Voting Rights Agreement” means that certain Voting Rights Agreement of even date herewith pursuant to which the shareholders party to such agreement unconditionally agree to vote their shares in favor of the issuance of the Warrants.

1.16 Warrant Agreements mean those two (2) certain warrant agreements of even date herewith pursuant to which Borrower issues the Warrants to Administrative Agent.

1.17 Warrants mean the warrants of Borrower issued to Administrative Agent pursuant to which Administrative Agent has the right, at its option, to acquire up to 1,500,000.00 shares of stock of Borrower, together with certain put rights, all as more fully set forth in the Warrant Agreements.

SECTION 2. REVOLVING CREDIT COMMITMENT AND TERM LOAN COMMITMENT RESTRUCTURE.

2.1 Revolving Credit Termination. Loan Parties hereby acknowledge and agree that Administrative Agent and Lenders have no further commitment to make any loans, advances or extensions of credit to or for their benefit under the Revolving Credit Commitment, which Revolving Credit Commitment is hereby terminated.

2.2 Amortization of Outstanding Obligations. Subject to satisfaction of all conditions precedent set forth in this Agreement, and absent the existence of any Spring Back Event, Administrative Agent and the Lenders hereby agree that all Obligations in connection with the Revolving Credit Commitment and the Term Loan Commitment shall be satisfied or deemed satisfied in full and, except as set forth in this Section 2.2, replaced with the following:

(a) Commencing on the Deferred Obligations Amortization Date, Loan Parties shall pay the principal amount of the Deferred Obligations in thirty-six (36) equal and consecutive monthly installments, plus interest on the outstanding principal balance of such Deferred Obligations (to be paid monthly concurrently with the payment of principal) at the per annum rate of five (5%) percent; provided, however, that after the occurrence of any Agreement Termination Event, interest on the Deferred Obligations shall, without notice to Loan Parties or any other action on the part of Administrative Agent or any Lender to be taken, accrue and be payable on demand at the per annum rate of twelve (12%) percent. If there is a sale of substantially all of the assets of Loan Parties or any of them, or a capital infusion or infusion of subordinated indebtedness, the Loan Parties shall, at the time any such Loan Party receives proceeds of any such sale, capital infusion or loan, prepay the installments of the Deferred Obligations (in the inverse order of their maturity, last installment credited first) by an amount equal to twenty-five (25%) percent of such proceeds as are payable to ComVest on account of the ComVest Indebtedness in accordance with the ComVest Loan Documents as in effect on the date of this Agreement;

(b) Prior to the Deferred Obligations Amortization Date, Administrative Agent shall receive cash proceeds arising out of the Pre-Closing Accounts of not less than Three Million ($3,000,000.00) Dollars; provided, however, that in the event Administrative Agent receives less than Three Million ($3,000,000.00) Dollars of proceeds of the Pre-Closing Accounts prior to the Deferred Obligations Amortization Date, the amount of any such shortfall (the “Accounts Shortfall Amount”) shall be added to and deemed part of the Deferred Obligations and payable in accordance with the provisions set forth in Section 2.2(a) of this Agreement. In the event Administrative Agent receives proceeds of Pre-Closing Accounts in excess of Three Million ($3,000,000.00) Dollars at any time, twenty (20%) percent of such excess sum shall, absent the existence of any Agreement Termination Event, be remitted to Loan Parties, with the remainder of such excess to be applied on account of the Obligations as follows: fifty (50%) percent of such excess shall be applied on account of the Deferred Obligations (to installments thereof in the inverse order of their maturity); and fifty (50%) percent shall be applied to the Obligations in such order and manner as Lenders may determine;

(c) Prior to the Deferred Obligations Amortization Date, Administrative Agent shall receive Tax Refunds of not less than One Million ($1,000,000.00) Dollars; provided, however, that in the event Administrative Agent receives less than One Million ($1,000,000.00) Dollars of proceeds of Tax Refunds, the amount of any such shortfall (the “Tax Refund Shortfall Amount”) shall be added to and deemed part of the Deferred Obligations and payable in accordance with the provisions set forth in Section 2.2(a) of this Agreement. In the event Administrative Agent receives proceeds of Tax Refunds in excess of One Million ($1,000,000.00) Dollars, twenty (20%) percent of such excess sum shall, absent the existence of any Agreement Termination Event, be remitted to Loan Parties, with the remainder of such excess to be applied on account of the Obligations as follows: fifty (50%) percent of such excess shall be applied on account of the Deferred Obligations (to installments thereof in the inverse order of their maturity); and fifty (50%) percent shall be applied to the Obligations in such order and manner as Lenders may determine; and

(d) Administrative Agent and the Lender shall have the right at any time to liquidate and apply the proceeds of the Certificate of Deposit and any accrued interest thereon to the Obligations in such order and manner as Administrative Agent and the Lenders may determine and Loan Parties acknowledge and agree that no portion of the proceeds so applied shall reduce the Deferred Obligations. To the extent the issuer of the Ace Letter of Credit is required to make payments under the Letter of Credit in excess of Nine Hundred Thousand ($900,000.00) Dollars at any time, the amount of such excess (the “Letter of Credit Shortfall Amount”) shall be added to and deemed part of the Deferred Obligations and payable in accordance with the provisions set forth in Section 2.2(a) of this Agreement. In the event payments of drafts under the Ace Letter of Credit do not aggregate in excess of Nine Hundred

Thousand ($900,000.00) Dollars, twenty (20%) percent of the difference between Nine Hundred Thousand ($900,000.00) Dollars and the amount of the aggregate of such drafts paid under the Ace Letter of Credit shall, absent the existence of any Agreement Termination Event, be remitted to Loan Parties, with the remainder of such excess to be applied on account of the Obligations as follows: fifty (50%) percent of such excess shall be applied on account of the Deferred Obligations (to installments thereof in the inverse order of their maturity); and fifty (50%) percent shall be applied to the Obligations.

Following payment and satisfaction in full of the Deferred Obligations, should Administrative Agent receive proceeds of Pre-Closing Accounts, Tax Refunds or if the issuer has paid less than Nine Hundred Thousand ($900,000.00) Dollars under the Letter of Credit, to the extent the Accounts Shortfall Amount, the Tax Refunds Shortfall Amount or the Letter of Credit Shortfall Amount has been paid as part of the Deferred Obligations, fifty (50%) percent of any such shortfall amount paid shall be remitted to Loan Parties. For the avoidance of doubt, Loan Parties acknowledge and agree that, except as the proceeds of Pre-Closing Accounts, Tax Refunds and sums not drawn under the Letter of Credit are to be applied to the Deferred Obligations or remitted to Loan Parties in accordance with this sentence, all proceeds of the Pre-Closing Accounts, Tax Refunds and proceeds of the Certificate of Deposit, at any time received by Loan Parties or Administrative Agent shall be delivered to or may be retained by Administrative Agent and Lenders, as applicable, for application to the Obligations in such order and manner as Lenders may determine.

SECTION 3. WARRANTIES AND REPRESENTATIONS.

3.1 Inducement to Lenders. To induce Administrative Agent and Lenders to enter in this Agreement, each Loan Party represents and warrants to Administrative Agent as follows:

(a) The representations and warranties set forth in the ComVest Loan Documents are true and correct in all material respects (and Administrative Agent and Lenders may rely on them as if set forth at length here);

(b) Loan Parties have, as applicable, the power, authority and capacity to enter into and perform this Agreement and the instruments, agreements and documents described in this Agreement, and have, as applicable, taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and such instruments, agreements and documents;

(c) This Agreement and the instruments, agreements and documents described in this Agreement are or, when delivered will be, valid, binding and enforceable against Loan Parties in accordance with their respective terms;

(d) Except with respect to the issuance of the Warrants, no consent, approval or authorization of, or filing, registration or qualification with, any person or entity is required to be obtained by Loan Parties in connection with the execution and delivery of this Agreement and the instruments, agreements and documents described in this Agreement, or any undertaking or performance of any liability or obligation hereunder or thereunder including, without limitation, the consent or approval of any holder of any subordinated indebtedness of any Loan Party;

(e) The execution and delivery of this Agreement and the instruments, agreements and documents referred to in this Agreement, and the performance by Loan Parties of their obligations hereunder and thereunder will not conflict with, or result in breach of, any of the terms, covenants and provisions of any charter or bylaw provision of any Loan Party, or any judgment, writ, injunction or decree of any court or governmental authority, or any agreement or instrument to which any Loan Party is a party or by which any Loan Party is or may be bound;

(f) No representation or warranty by any Loan Party contained in this Agreement, or any certificate or other instrument, agreement or document furnished to Administrative Agent or ComVest in connection herewith contains any untrue statements of material fact or omits to stating a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made; and

(g) Except as disclosed in the ComVest Loan Documents, there are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of any Loan Party threatened against or affecting any Loan Party or the property of any Loan Party in any court or before any governmental authority or arbitration board or tribunal.

Loan Parties hereby expressly acknowledge that the foregoing representations and warranties are being specifically relied upon by Administrative Agent and the Lenders as a material inducement for Administrative Agent and Lenders to enter into this Agreement. The foregoing warranties and representations shall survive the execution and exchange of this Agreement and the delivery of the instruments, agreements and documents referred to in this Agreement.

SECTION 4. COVENANTS. Loan Parties further covenant and agree with Administrative Agent and each Lender that, so long as any of the Restated Obligations remain unsatisfied and outstanding and absent the existence of any Spring Back Events (and such covenants shall replace and supersede the covenants set forth in the Loan Documents):,

4.1 Cooperation and Further Assurances. Borrower and each of the other Loan Parties hereby unconditionally agree to cooperate in all respects with Administrative Agent in collection and remission to Administrative Agent of the Pre-Closing Accounts and the Tax Refunds, and shall diligently and continuously take all commercially reasonable action to realize the maximum amount of the same. Without limiting the generality of the foregoing, Borrower and each other Loan Party unconditionally agree, at their expense, (i) to execute and/or deliver to Administrative Agent or to any account debtor obligated with respect to any Pre-Closing Account such instruments, agreements and documents and such data and information as may be required to effectuate the collection of such Pre-Closing Accounts and otherwise to provide such information regarding such accounts as may be necessary to facilitate such collection; and (ii) to file for the Tax Refunds on or before October 15, 2008, and to execute and/or deliver such instruments, agreements and documents as may be necessary to provide for the payment directly to Administrative Agent or its designee of the Tax Refunds in accordance with the terms and subject to the conditions of this Agreement (which instruments, agreements and documents may include such powers of attorney and other forms as may be required by any taxing authority to effect such payment and collection). Administrative Agent shall promptly notify Loan Parties of its receipt of the Tax Refunds.

4.2 Remittances Held in Trust for Administrative Agent. All proceeds of Pre-Closing Accounts and all sums received in respect of the Tax Refunds shall be remitted to Administrative Agent in the form received (with appropriate endorsement which Borrower and each Loan Party hereby agree to make) for application in accordance with the terms of this Agreement and, until such time as such proceeds and remittances are made and received by Administrative Agent, Borrower and each Loan Party in possession of the same shall be deemed to hold and hereby agree that they hold the same in express trust for Administrative Agent. All such proceeds of Pre-Closing Accounts and the Tax Refunds shall be delivered, as aforesaid, to Administrative Agent as soon as practicable, but in any event within three (3) Business Days of receipt by any Loan Party. To the extent remittance items furnished to Administrative Agent constitute proceeds of Pre-Closing Accounts and funds of account debtors that do not constitute proceeds of Pre-Closing Accounts, Administrative Agent shall remit to Borrower sums not constituting Pre-Closing Accounts (to the extent same can be identified) within five (5) Business Days after the date on which such have become good (cleared) funds.

4.3 Field Examination and Inspections. Loan Parties will, when requested to do so, make available at reasonable times for inspection by duly authorized representatives of Administrative Agent or any Lender any of their books and records (wherever located), and will furnish to Administrative Agent or any Lender (or cause to be furnished to Administrative Agent or any Lender) any information reasonably requested regarding their business affairs and condition (financial and otherwise) within a reasonable time after request therefor. Administrative Agent or any Lender may at any time and from time to time on reasonable notice at reasonable times have complete access to all of Loan Parties’ premises for the purposes of inspecting, examining, verifying and auditing the Collateral, and Loan Parties’ books and records, and otherwise conducting field examinations with respect to the Collateral and Loan Parties’ books and records.

4.4 Periodic Reports. Borrower and each Loan Party shall furnish to Administrative Agent all financial and other information Borrower and each Loan Party furnishes to ComVest (other than routine correspondence) pursuant to the ComVest Loan Documents within five (5) Business Days of the furnishing to ComVest of such information.

4.5 Management Compensation. The aggregate compensation to the chief executive officer and the chief financial officer of Borrower and each other Loan Party shall not exceed any limits thereon set forth in the ComVest Loan Documents.

4.6 Dividends and Redemptions. No Loan Party may declare or pay any dividends, or make any distribution of cash or property, or both, to any Person in respect of any of the shares of capital stock or other equity securities of any Loan Party or any other Person, or directly or indirectly redeem, purchase or otherwise acquire for consideration any securities or shares of the capital stock or other equity securities of any Loan Party or any other Person; provided, however, that this covenant shall not be deemed to prohibit the payment of dividends or distributions by any Loan Party to any other direct or indirect wholly-owned subsidiary of any other Loan Party.

4.7 Subordinated Indebtedness. No Loan Party shall pay or collateralize any subordinated indebtedness without the prior, written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole and absolute discretion. Notwithstanding the foregoing, Borrower may pay regularly scheduled payments (but not prepayments or accelerated payments) (i) on account of that certain note dated April 14, 2008 payable to Blue Lake Rancheria (the “Blue Lake Note”) in accordance with the terms thereof, a true and correct copy of such Blue Lake Note having been furnished to Administrative Agent concurrently herewith; provided, however, that for each Fifty Thousand ($50,000.00) Dollars paid on account of such note, Michael Traina and Christopher Ferguson shall, on a several basis, be liable as sureties for the Deferred Obligations, each in the amount of Ten Thousand ($10,000.00) Dollars, subject to an aggregate amount of each surety’s liability for the Deferred Obligations of One Hundred Fifty Thousand ($150,000.00) Dollars, and (ii) on account of any other subordinated indebtedness, except to the extent now or hereafter prohibited by the ComVest Loan Documents.

4.8 Stockholder Approval. Borrower shall call a meeting of its stockholders to be held as promptly as practicable and in any event no later than ninety (90) days after the date hereof for the purpose of voting upon and approving the authorization and issuance of the Warrants and the issuance of the shares of Common Stock of Borrower upon the exercise thereof or otherwise pursuant to the Warrants (the “Stockholder Approval”). Borrower shall recommend to its stockholders approval of such matters. Borrower shall use its reasonable best efforts to solicit from its stockholders proxies in favor of such matters sufficient to comply with all relevant legal requirements, including, without limitation, Rule 4350(i) promulgated by the NASD, and shall vote such proxies and, shall use its best efforts to cause all “affiliates” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act of 1934, as amended) of Borrower to vote any shares of Common Stock beneficially owned by such persons or entities, in favor of such matters. This Section 4.8 shall cease to apply in the event that the Stockholder Approval is no longer required in order for the Company to validly issue the warrants and all of the shares of Common Stock upon exercise thereof under all applicable legal requirements including, without limitation, Rule 4350(i) promulgated under NASD.

4.9 Further Assurances. Each Loan Party shall, promptly upon the request of Administrative Agent, execute and/or deliver such instruments, agreements and documents as Administrative Agent may request to effectuate the intents and objects of this Agreement and, without limiting the generality of the foregoing, to perfect and/or maintain perfection of Administrative Agent’s rights in and to the Collateral, realize on all Pre-Closing Accounts, the Tax Refunds, and facilitate the issuance of the Warrants.

SECTION 5. AGREEMENT TERMINATING EVENTS AND SPRING BACK EVENTS.

5.1 Agreement Terminating Events. Each of the following events shall constitute an Agreement Terminating Event:

(a) If any representation or warranty made herein or in any other instrument, agreement or document furnished by any Loan Party in connection with this Agreement shall be false, inaccurate or misleading in any material respect when made or when deemed made under this Agreement;

(b) Any default in the payment of any principal or interest or any other Obligations when the same shall be due and payable hereunder, whether at the due date hereof or at a date required for prepayment or by acceleration or otherwise, and the continuance of any such nonpayment (in whole or in part) for a period of five (5) Business Days;

(c) Any default in the due observance or performance of any covenant, condition or agreement contained in this Agreement which, if capable of being cured, is not fully cured within thirty (30) days after the occurrence thereof; and

(d) The occurrence of any Event of Default under and as defined in the ComVest Loan Documents which is not cured within or pursuant to any applicable grace, notice and/or cure period set forth therein, unless waived by ComVest in writing.

5.2 Spring Back Events. Each of the following events shall constitute a Spring Back Event:

(a) The entry of an order for relief as to Borrower, Resources or any other operating Loan Party under Title 11 of the United States Code;

(b) Borrower, Resources or any other operating Loan Party makes an assignment for the benefit of creditors; or

(c) Borrower, Resources or any other operating Loan Party terminates the operation of its business without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed.

5.3 Remedies. Upon the occurrence of any Agreement Termination Event, and at all times thereafter during the continuance thereof, all Deferred Obligations shall be accelerated and become immediately due and payable, and upon the occurrence of any Spring Back Event, the Spring Back Amount shall be automatically accelerated and become immediately due and payable, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any related instrument, agreement or document to the contrary, upon the occurrence of which, Administrative Agent and Lenders shall have all rights, remedies, benefits and security accorded by the Loan Documents and applicable law.

SECTION 6. CONDITIONS PRECEDENT. This Agreement is subject to the delivery to Lender of each of the following (all instruments, agreements and documents to be in form and substance satisfactory to Lender and its counsel):

6.1 Resolution. A certified (as of the date of this Agreement) copy of resolutions of each Loan Parties’ Board of Directors authorizing the execution, delivery and performance of this Agreement and each other document to be executed and/or delivered pursuant hereto and any other instrument, agreement or document referred to herein;

6.2 Incumbency. A certificate (dated the date of this Agreement) of each Loan Parties’ corporate secretary as to the incumbency and specimen signatures of the officers of Loan Parties executing this Agreement and each other document to be executed and/or delivered pursuant hereto or thereto;

6.3 Payment on Account of Obligations. Administrative Agent shall receive for the benefit of Lenders the sum of One Million ($1,000,000.00) Dollars in immediately available funds for application to the Obligations;

6.4 Warrant Agreement; Warrants. Borrower shall execute and deliver to Administrative Agent the Warrant Agreement for application to the Obligations, which Warrant Agreement and Warrants shall be deemed held in escrow by Administrative Agent pending shareholder approval of the issuance of the Warrants as more fully set forth in the Voting Rights Agreement;

6.5 Voting Rights Agreement/Registration Rights Agreement. The Voting Rights Agreement and the Registration Rights Agreement referred to therein and such instruments, agreements and documents as Administrative Agent may require to effectuate the intents and objects of the Voting Rights Agreement shall be executed and/or delivered to Administrative Agent;

6.6 ComVest Closing. Administrative Agent shall receive evidence satisfactory to Administrative Agent that ComVest has executed and exchanged with Loan Parties the ComVest Loan Documents and has made an initial funding under same in an amount not less than $8,000,000.00;

6.7 Intercreditor Agreement. Administrative Agent and ComVest shall have executed and exchanged the intercreditor agreement;

6.8 Traina/Ferguson Guaranty. Messrs. Traina and Ferguson shall each execute and deliver to Administrative Agent the Guaranty and Suretyship Agreement in respect of the Deferred Obligations in accordance with and subject to the limitations set forth in this Agreement; and

6.9 Additional Instruments, Agreements and Documents/Further Assurances. Each Loan Party shall execute and/or deliver to Administrative Agent and any Lender such additional instruments, agreements and documents, and shall take such other and further action as may be required by Administrative Agent and any Lender, to effectuate the intents and object of this agreement.

SECTION 7. CONFIRMATION OF EXISTING INDEBTEDNESS AND RATIFICATION OF LOAN DOCUMENTS.

7.1 Confirmation of Existing Indebtedness. Borrower and each Loan Party, hereby unconditionally acknowledge and confirm that: (a) the unpaid principal indebtedness of Borrower to MTB evidenced by the Revolving Credit Note is, as of the date hereof, Seven Million, Sixty-Five Thousand Eight Hundred Nine and 13/100 ($7,065,809.13) Dollars; (b) accrued and unpaid interest on the outstanding principal balance of the Revolving Credit Commitment is, as of the date hereof, One Hundred Three Thousand One Hundred Thirteen and 72/100 ($103,113.72) Dollars; (c) the unpaid principal indebtedness of Borrower and each Loan

Party to MTB evidenced by the Term Loan Note is, as of the date hereof, Three Million Eight Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 70/100 ($3,866,666.70) Dollars; (d) accrued and unpaid interest on the outstanding principal balance of the Term Loan is, as of the date hereof, Thirty Seven Thousand Three Hundred Seventy-Seven and 77/100 ($37,377.77) Dollars; and (e) the foregoing sums, together with continually accruing interest and any related costs, fees and expenses are, as of the date hereof, owing without claim, counterclaim, right of recoupment, defense or set off of any kind or of any nature whatsoever.

7.2 Liens on Collateral Remain. Nothing herein contained shall be deemed to terminate or extinguish any of the liens and security interests granted to Administrative Agent pursuant to the Loan Documents.

SECTION 8. MISCELLANEOUS.

8.1 Integrated Agreement. This Agreement and all of the instruments, agreements and documents executed and/or delivered in conjunction with this Agreement shall be effective upon the date of execution hereof and thereof by all parties hereto and thereto.

8.2 Disgorgement. If Administrative Agent is, for any reason, compelled to surrender or disgorge any payment, interest or other consideration described hereunder to any person or entity because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such Obligation or part thereof intended to be satisfied by virtue of such payment, interest or other consideration shall be revived and continue as if such payment, interest or other consideration had not been received by Administrative Agent, and Loan Parties shall be liable to, and shall indemnify, defend (engaging counsel acceptable to Administrative Agent) and hold Administrative Agent harmless for, the amount of such payment or interest surrendered or disgorged. The provisions of this Paragraph shall survive execution and exchange or this Agreement.

8.3 Automatic Stay. Loan Parties hereby acknowledge, represent and warrant that if they cannot perform in accordance with the terms of this Agreement, they will never be able to perform in accordance with the terms of the Loan Documents (as hereby modified and restructured), nor will they be able to reorganize under Chapter 11 of the United States Bankruptcy Code or under any similar law. Accordingly, in consideration of this Agreement and in recognition of this opportunity to restructure the Obligations, Loan Parties hereby agree that if a petition in bankruptcy is filed by or against them, as debtor and debtor-in-possession (if applicable), Loan Parties hereby consent to immediate and unconditional relief in favor of Administrative Agent from the automatic stay of 11 U.S.C. §362 (the “Stay”), waive their right to oppose a motion for relief from the Stay, waive the benefits of the Stay, and hereby admit and agree that grounds to vacate the Stay to permit Administrative Agent to enforce their respective rights and remedies under the Loan Documents, this Agreement and the instruments, agreements and documents referred to in this Agreement exist and shall continue to exist, which grounds include, without limitation, the fact the Administrative Agent’s interests in the Collateral and the Mortgaged Property cannot be adequately protected.

8.4 No Defenses; Reliance. Loan Parties hereby confirm and reconfirm that there are no existing defenses, claims, counterclaims or rights of recoupment or set-off against

Administrative Agent in connection with the negotiation, preparation, execution, performance or any other matters relating to the Loan Documents or this Agreement. It is hereby and thereby further acknowledged and agreed that notwithstanding anything to the contrary set forth in this Agreement, Administrative Agent has and shall have no obligation to further amend the Loan Documents, or otherwise further restructure the Obligations, and that neither Administrative Agent nor its representatives have made any agreements with, or commitments or representations or warranties to, Loan Parties (either in writing or orally) other than as expressly stated in this Agreement. Nothing contained in this Agreement, or any compliance with the terms of this Agreement or any of the instruments, agreements or documents referred to in this Agreement, shall impose any obligation on the part of Administrative Agent to consummate a further restructure of the Obligations.

8.5 No Contest. In consideration of this Agreement, Loan Parties hereby agree that they will not contest the exercise of Administrative Agent’s rights to foreclose or otherwise take action with respect to the liens on and security interests of Administrative Agent in and to the Collateral, the Loan Documents and collateral security described in this Agreement, or contest the appointment of any receiver in connection of the operation of any of such property and assets.

8.6 Release. In consideration of the accommodations being made available by Administrative Agent to or for the benefit of Loan Parties under this Agreement, Loan Parties, for themselves and their respective heirs, personal representatives, agents, employees, successors and assigns, do hereby remise, release and forever discharge Administrative Agent, each Lender and its and their respective agents, employees, representatives, officers, successors and assigns of and from any and all claims, counterclaims, demands, actions and causes of action of any nature whatsoever, whether at law or in equity, including, without limitation, any of the foregoing arising out of or relating to the transactions described in this Agreement, which against Administrative Agent, each Lender or its and their respective agents, employees, representatives, officers, successors or assigns, or any of them, any Loan Party has or hereafter can or may have for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date of this Agreement.

8.7 No Coercion. Loan Parties hereby represent and warrant that they are fully aware of the terms set forth in this Agreement and have voluntarily, and without coercion or duress of any kind, entered into this Agreement intending to be legally bound by its terms.

8.8 Administrative Agent Reliance. Loan Parties expressly understand and further agree that Administrative Agent is relying on all terms, covenants, conditions, warranties and representations set forth in this Agreement.

8.9 Confidentiality.

(a) Each party hereto (the “Recipient”) shall keep confidential and not disclose to any third party or use for its own benefit, except as expressly permitted herein, or for the benefit of any third party, any Confidential Information disclosed by the other party hereto (the “Disclosing Party”) to it, or any Confidential Information to which the other party has access or an opportunity to gain knowledge. Each party hereto agrees to secure and protect the

Confidential Information of the other party hereto in the same manner as it would secure and protect the Confidential Information of the other party hereto in the same manner as it would secure and protect its own Confidential Information and agrees to take appropriate action by instruction or agreement with its agents who are permitted access to the Confidential Information to satisfy its obligations hereunder. Each party hereto shall cooperate with and assist any other party in identifying and preventing any unauthorized use, copying or disclosure of the Confidential Information.

(b) The term “Confidential Information” as used in this Agreement shall mean any proprietary or confidential information, whether in verbal, written or some other tangible medium, including, but not limited to, any prospective business opportunities, technical data, trade secrets, know-how, assets, operations, finances, technologies, patents, copyrights, trademarks, techniques, drawings, sketches, models, inventions, processes, apparatus, equipment, algorithms, formulae, software, research, experimental work, products, service plans, markets and market studies, design details and specifications, engineering information, procurement requirements, customer lists, customers, pricing and cost information, business forecasts, sales, distribution, merchandising and marketing plans and information; provided, however, such term shall not include (i) information which, at the time of disclosure, is already known or available to the public, can be obtained from public sources or is otherwise in the public domain, (ii) information which, after disclosure, becomes known or available to the public through no breach by the Recipient of this Agreement, (iii) information already in the Recipient’s possession at the time of disclosure, as evidenced by competent written records of the Recipient, (iv) information which was independently developed by or for the Recipient without the use of or reliance on the Disclosing Party’s Confidential Information, as evidenced by competent written records of the Recipient, or (v) information received by the Recipient from another person or entity who is not known by the Recipient to be under an obligation to keep the same confidential.

(c) Each party hereto expressly acknowledges that the remedy at law for any breach of this Section 8.9 will be inadequate, and that, upon any such breach or threatened breach, the non-breaching party shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the breaching party’s obligations under these provisions without the necessity of proving the actual damage to the non-breaching party or the inadequacy of a legal remedy. The rights conferred upon the parties hereto by the preceding sentences shall not be exclusive of, but shall be in addition to, any other rights or remedies which the parties hereto may have at law, in equity or otherwise.

8.10 Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.

8.11 Jury Trial Waiver. LOAN PARTIES HEREBY IRREVOCABLY WAIVE TRIAL BY JURY AND ANY RIGHT THERETO, AND CONSENT TO THE JURISDICTION OF THE COURTS OF PHILADELPHIA COUNTY, PENNSYLVANIA, AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION, OR TO THE LAYING OF THE VENUE IN SUCH COMMONWEALTH, AND FURTHER AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON THEM BY SERVICE IN ACCORDANCE WITH THE PROVISIONS OF THE UNIFORM INTERSTATE AND INTERNATIONAL PROCEDURE ACT.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification and Restructure Agreement to be duly executed and exchanged as of the day and year first above written.

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael D. Traina
Michael D. Traina,
Chairman and Chief Executive Officer

EMGATE SOLUTIONS GROUP, LCC, a Delaware limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina,
Chief Executive Officer

CLEARPOINT WORKFORCE, LLC, a Delaware limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina,
Chief Executive Officer

ALLIED CONTRACT SERVICES, LLC, a Delaware limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina
Chief Executive Officer

CLEARPOINT RESOURCES, INC., a Delaware corporation

By:	/s/ Michael D. Traina
Michael D. Traina
Chief Executive Officer

MERCER VENTURES, INC., a Delaware corporation

By:	/s/ Michael D. Traina
Michael D. Traina
Chief Executive Officer

QUANTUM RESOURCE CORPORATION, a Delaware corporation

By:	/s/ Michael D. Traina
Michael D. Traina
Chief Executive Officer

STAFFBRIDGE, INC., a Delaware corporation

By:	/s/ Michael D. Traina
Michael D. Traina
Chief Executive Officer

CLEARPOINT ADVANTAGE, LLC, a Delaware limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina
Chief Executive Officer

CLEARPOINT MANAGED SERVICES, LLC, a Delaware limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina
Chief Executive Officer

ASG, LLC, a Florida limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina,
Chief Executive Officer

ASG, LLC, a Rhode Island limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina,
Chief Executive Officer

CLEARPOINT HR, LLC, a Delaware limited liability company

By:	/s/ Michael D. Traina
Michael D. Traina,
Chief Executive Officer

ADMINISTRATIVE AGENT AND LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ James S. Gates
Name:	James S. Gates
Title:	Vice-President